Exhibit 99.1

GOOGLE ANNOUNCES RECORD REVENUES FOR THE FIRST QUARTER OF

FISCAL 2005

MOUNTAIN VIEW, Calif. – April 21, 2005 – Google Inc. (Nasdaq: GOOG) today announced financial results for the quarter ended March 31, 2005.

“This was a very strong quarter for Google. We continue to execute well and we have been able to take full advantage of the growth in online advertising” said Eric Schmidt, Google chief executive officer. “In addition, we performed well across our operations with our engineering and product teams delivering dozens of new products and features for Google users around the world.”

•	Google reported record revenues of $1.256 billion for the quarter ended March 31, 2005, up 93% year over year. Google reports its revenues, consistent with GAAP, on a gross basis without deducting traffic acquisition costs or TAC, the portion of revenues shared with partners.

•	Income from operations, on a GAAP basis, was $443 million, or 35.2% of revenues for the quarter ended March 31, 2005 compared to $155 million or 23.8% of revenues for the first quarter of 2004.

•	Income from operations includes a $49 million non-cash, stock-based compensation charge compared to a $76 million non-cash, stock-based compensation charge in the prior year’s first quarter.

•	Net income on a GAAP basis for the quarter ended March 31, 2005 was computed based on the following income statement or condensed income statement line items. Revenues of $1.256 billion less TAC of $462 million, less both other costs and expenses before stock-based compensation of $303 million and stock-based compensation of $49 million, increased by other income of $14 million and then reduced by a provision for income taxes of $87 million.

•	Net income on a GAAP basis in the first quarter of 2005 was $369 million or $1.29 per share on a basis of a diluted 286.6 million weighted average shares outstanding. This compared to net income for the first quarter of 2004 of $64 million or $0.24 per share on a basis of a diluted 264.2 million weighted average shares outstanding.

•	Some Wall Street analysts use non-GAAP measures to analyze our operating results. For instance, they may subtract TAC of $462 million from revenues of $1.256 billion to arrive at a net revenues amount. Also, certain analysts may arrive at net income before stock-based compensation by subtracting traffic acquisition costs of $462 million, other costs and expenses before stock-based compensation of $303 million, adding back other income of $14 million and subtracting our provision for income taxes of $87 million from revenues of $1.256 billion.

•	Net cash provided by operating activities for the three months ended March 31, 2005 totaled $530 million as compared to $208 million for the first quarter of 2004, an increase of 155%.

•	Adjusted EBITDA, which is an alternative measure of liquidity to GAAP net cash provided by operating activities (and is defined as income before interest, taxes, depreciation, amortization, the non-cash stock-based compensation charge and in-process R&D), increased by $293 million or 115% to $ 548 million (or 44% of revenues) in the first quarter of 2005 from $255 million in the first quarter of 2004 (or 39% of revenues).

Financial Highlights

Revenues - Revenues in the quarter totaled a record $1.256 billion, representing a 22% increase over the fourth quarter of 2004 and a 93% year-over-year increase. This revenue increase reflects strong traffic and monetization growth in the quarter as well as advertisers’ growing recognition of the Internet as an effective advertising medium.

Google-Sites Revenues- Google-owned sites generated $657 million or 52% of total revenues. This represents an increase of 116% over the first quarter of 2004.

The Google Network- Revenues generated on Google’s partner sites, through AdSense programs, contributed $584 million, or 47% of total revenues, a 75% increase over the Network revenues generated in the same quarter last year.

TAC – Traffic Acquisition Costs, the portion of revenues shared with Google’s partners, increased to $462 million. This compares to total payments to partners of $271 million in the first quarter of 2004.

Income from Operations – Income from operations in the first quarter, on a GAAP basis, was $443 million or 35.2% of revenues, and included a non-cash charge of $49 million for stock-based compensation. This compares to income from operations of $155 million or 23.8% of revenues in the first quarter of 2004, when the stock-based compensation charge was $76 million. This improvement in operating margins was primarily due to decreases in both stock-based compensation expense and TAC as a percentage of revenues.

Income Taxes - Google recorded a provision for income taxes of $87 million in the first quarter of 2005, an effective tax rate of 19% as compared to a $92 million provision for income taxes and a 59% effective tax rate in the first quarter of 2004. The provision for income taxes in this year’s first quarter was reduced by $49 million related to ISO disqualifying dispositions. The effective tax rate for the remainder of 2005 is expected to be less than 30%. However if future revenues recognized by Google’s Irish subsidiary are not as proportionately great as expected, Google’s effective tax rate will be higher than expected.

Net Income - Net income on a GAAP basis increased to $369 million or 29.4% of revenues in the first quarter of 2005 as compared to $64 million or 9.8% of revenues in the first quarter of 2004. Earnings on a diluted per share basis were $1.29 in the first quarter of 2005 as compared to $0.24 in the first quarter of 2004.

Cash Flow – Net cash provided by operating activities increased 155% to $530 million for the three months ended March 31, 2005 from $208 million in the three months ended March 31, 2004. Free cash flow is an alternative non-GAAP measure of liquidity to GAAP net cash provided by operating activities and is calculated as operating cash flows less capital expenditures. Capital expenditures were $142 million in the three months ended March 31, 2005 as compared to $86 million in the three months ended March 31, 2004. Free cash flow for the three months ended March 31, 2005 totaled approximately $387 million as compared to $122 million for the same period in 2004, an increase of 217%.

Adjusted EBITDA – Adjusted EBITDA is defined as income before interest, taxes, depreciation, amortization, the non-cash stock-based compensation charge and in-process R&D. It is another alternative measure of liquidity to GAAP net cash provided by operating activities. Adjusted EBITDA increased to approximately $548 million in Q1 2005 (or 44% of revenues) from $255 million (or 39% of revenues) in Q1 2004.

The reconciliations of free cash flow and adjusted EBITDA to net cash provided by operating activities, the GAAP measure of liquidity, is set forth at the back of this release.

Cash – As of March 31, 2005, Google had a cash, cash equivalents and marketable securities balance of $2.507 billion.

On a worldwide basis, Google employed 3,482 full time employees as of March 31, 2005, up from 3,021 as of December 31, 2004.

Webcast and conference call information

A live audio webcast of Google’s first-quarter earnings release call will be available at http://investor.google.com/news.html. The call begins today at 1:30 p.m. (PDT)/ 4:30 (EDT). This press release, the financial tables as well as other supplemental information including the reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, are also available at that site. A replay of the call will be available beginning at 7:30 PM EDT through midnight Monday, May 2, by calling (888) 203-1112 in the United States or (719) 457-0820 for calls from outside the United States. The required confirmation code for the replay is 1993546.

Forward looking statements

This press release contains forward-looking statements that involve risks and uncertainties, including statements relating to Google’s market opportunity, future business prospects and anticipated effective tax rate. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, our ability to compete with new or existing competitors, risks related to our ability to innovate and grow, risks related to our international operations, our ability to maintain and enhance our brand, and the fact that we may have exposure to greater than expected tax liabilities, as well as those included under the captions, “Factors That Could Affect Future Results” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our annual report on Form 10-K for the year ended December 31, 2004 which is on file with the SEC and is available on our investor relations website at investor.google.com and on the SEC’s website at www.sec.gov. Additional information will also be set forth in our quarterly report on Form 10-Q for the quarter ended March 31, 2005, which will be filed with the SEC in May 2005. All information provided in this release and in the attachments is as of April 21, 2005 and we undertake no duty to update this information.

About non-GAAP financial measures.

To supplement Google’s consolidated financial statements presented in accordance with GAAP, Google uses the following measures defined as non-GAAP financial measures by the SEC: free cash flow, adjusted EBITDA, net income before certain income tax items and net income per share before certain income tax items. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables captioned “Reconciliations of Non-GAAP Results of Operations Measures to the Nearest Comparable GAAP Measures,” and “Reconciliations of Non-GAAP Liquidity Measures to the Nearest Comparable GAAP Measures” set forth at the back of this release.

Google’s management believes that net income and adjusted net income per share, before certain income tax items, provide meaningful supplemental information regarding the company’s core results because they exclude amounts that are not necessarily related to those core results and are of a substantially non-recurring nature. Google’s management believes that free cash flows and adjusted EBITDA provide meaningful supplemental information regarding liquidity. Google believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing the performance of Google’s ongoing operations and liquidity and when planning and forecasting future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to Google’s historical operating results and liquidity.

Google computes its non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. The accompanying tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

Media Contacts:	Investor Contact:
Google Inc.	Investors@google.com
David Krane, 650-623-4096
david@google.com
Steve Langdon, 650-623-4950
slangdon@google.com

Google Inc.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2004	2005
Revenues	$651,623	$1,256,516

Costs and expenses:
Cost of revenues	315,398	545,208
Research and development	35,019	79,412
Sales and marketing	47,904	82,952
General and administrative	21,506	57,266
Stock-based compensation (*)	76,473	48,908

Total costs and expenses	496,300	813,746

Income from operations	155,323	442,770
Interest income and other, net	300	13,686

Income before income taxes	155,623	456,456
Provision for income taxes	91,650	87,263

Net income	$63,973	$369,193

Net income per share - basic	$0.42	$1.39

Net income per share - diluted	$0.24	$1.29

Shares used in per share calculation - basic	151,084	266,106

Shares used in per share calculation - diluted	264,183	286,612

(*) Stock-based compensation is allocated as follows:
Cost of revenues	$5,076	$1,573
Research and development	46,265	29,299
Sales and marketing	14,146	6,536
General and administrative	10,986	11,500

	$76,473	$48,908

Google Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2004	March 31, 2005
Assets
Current assets:
Cash and cash equivalents	$426,873	$482,572
Marketable securities	1,705,424	2,024,726
Accounts receivable, net	311,836	371,905
Income taxes receivable	70,509	70,027
Deferred income taxes	19,463	24,966
Prepaid revenue share, expenses and other assets	159,360	184,278

Total current assets	2,693,465	3,158,474
Property and equipment, net	378,916	474,829
Goodwill	122,818	124,485
Intangible assets, net	71,069	61,766
Deferred income taxes, non-current	11,590	363
Prepaid revenue share, expenses and other assets, non-current	35,493	45,282

Total assets	$3,313,351	$3,865,199

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	32,672	75,444
Accrued compensation and benefits	82,631	48,598
Accrued expenses and other current liabilities	64,111	71,953
Accrued revenue share	122,544	154,629
Deferred revenue	36,508	41,394
Current portion of equipment leases	1,902	1,310

Total current liabilities	340,368	393,328

Deferred revenue, long-term	7,443	7,091
Liabilities for stock option exercised early, long-term	5,982	4,796
Other long-term liabilities	30,502	33,122

Stockholders’ equity:
Class A and Class B common stock	267	271
Additional paid-in capital	2,582,352	2,673,131
Deferred stock-based compensation	(249,470)	(200,906)
Accumulated other comprehensive income	5,436	(5,298)
Retained earnings	590,471	959,664

Total stockholders’ equity	2,929,056	3,426,862

Total liabilities and stockholders’ equity	$3,313,351	$3,865,199

Google Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended March 31,
	2004	2005
Operating activities
Net income	$63,973	$369,193
Adjustments:
Depreciation and amortization of property and equipment	21,286	46,478
Amortization of intangibles and warrants	2,389	9,715
Stock-based compensation	76,473	48,908
Tax benefits from exercise of stock options and other	—	77,377
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable, net	(24,815)	(60,069)
Income taxes, net	73,060	6,044
Prepaid expenses and other assets	(4,040)	(29,571)
Accounts payable	(8,394)	42,694
Accrued expenses and other liabilities	(3,265)	(17,767)
Accrued revenue share	10,507	32,085
Deferred revenue	871	4,535

Net cash provided by operating activities	208,045	529,622

Investing activities
Purchases of property and equipment	(86,037)	(142,391)
Purchases of marketable securities	(190,391)	(1,160,160)
Maturities and sales of marketable securities	172,585	835,223
Purchases of intangible and other assets	(3,000)	(5,000)

Net cash used in investing activities	(106,843)	(472,328)

Financing activities
Proceeds from exercise of stock options, net	4,914	4,167
Initial public offering costs	—	(70)
Payments of principal on capital leases and equipment loans	(1,204)	(592)

Net cash provided by financing activities	3,710	3,505

Effect of exchange rate changes on cash and cash equivalents	(2,553)	(5,100)

Net increase in cash and cash equivalents	102,359	55,699
Cash and cash equivalents, beginning of the period	148,995	426,873

Cash and cash equivalents, end of the period	$251,354	$482,572

Reconciliations of Non-GAAP Results of Operations Measures to the Nearest Comparable GAAP Measures

The following table presents certain non-GAAP results before certain tax items (in thousands except per share amounts, unaudited):

	Three months ended December 31, 2004				Three months ended March 31, 2005
	Actual	Adjustments		Non-GAAP Results	Actual	Adjustments		Non-GAAP Results
		(24,031	) (a)
		(42,237	) (b)			(48,536	) (b)

Net income	$204,100	(66,268)		$137,832	$369,193	(48,536)		$320,657

Net income per share - diluted	$0.71			$0.48	$1.29			$1.12

Shares used in per share calculation - diluted	285,944			285,944	286,612			286,612

(a)	To eliminate $24.0 million of tax benefit recorded in the fourth quarter related to certain stock-based compensation charges recognized prior to the initial public offering.
(b)	To eliminate $42.2 million and $48.5 million of tax benefit recorded in the fourth and the first quarters related to ISO disqualifying dispositions. This benefit is eliminated because it is a significant reduction to our provision for income taxes related primarily to stock-based compensation recognized in prior periods. We do not expect to realize any significant reduction to our provision for income taxes related to any ISO disqualifying dispositions for the foreseeable future.

Reconciliations of Non-GAAP Liquidity Measures to the Nearest Comparable GAAP Measures

1. Reconciliation from net cash provided by operating activities to free cash flow (in thousands, unaudited):

	Three months ended March 31, 2004	Three months ended December 31, 2004	Three months ended March 31, 2005
Net cash provided by operating activities	$208,045	$368,097	$529,622
Less purchases of property and equipment	(86,037)	(59,080)	(142,391)

Free cash flow	$122,008	$309,017	$387,231

2. Reconciliation from net cash provided by operating activities to adjusted EBITDA(*) (in thousands, unaudited):

	Three months ended March 31, 2004	As a percentage of revenues	Three months ended December 31, 2004	As a percentage of revenues	Three months ended March 31, 2005	As a percentage of revenues
Net cash provided by operating activities	$208,045	32%	$368,097	36%	$529,622	42%

Changes in assets and liabilities, net of effects of acquisitions	(43,924)	(7)%	4,986	0%	22,049	2%
Provision for income taxes	91,650	14%	106,073	10%	87,263	7%
Interest income and other, net	(300)	0%	(7,374)	(1)%	(13,686)	(1)%
Tax benefits from exercise of stock options, warrants and other	—	0%	(46,599)	(4)%	(77,377)	(6)%

Adjusted EBITDA	$255,471	39%	$425,183	41%	$547,871	44%

(*)	Definition of adjusted EBITDA: Earnings before interest, taxes, depreciation, amortization, stock-based compensation and in-process research and development.